SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 10, 2003

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

0-3400
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

Item 9. Regulation FD Disclosure.

See Item 12.    Results of Operations and Financial Condition.

Item 12. Results of Operations and Financial Condition.

On November 10, 2003, Tyson Foods, Inc. (the "Company") issued a press release announcing its unaudited results of operations for the fourth quarter and fiscal year 2003.  The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

The Company's conference call relating to the press release includes certain non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of earnings per share and other GAAP measures of operating performance that exclude or include the effect of litigation settlements, the closing or restructuring of selected operations, impairment charges for investments, and other similar events.  The Company's management believes these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of fundamental changes in the earnings capacity of the Company's operations.  Management also believes that the presentation of the non-GAAP financial measure is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.  The non-GAAP financial measures used by the Company should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Limitation on Incorporation by Reference

In accordance with general instructions B.2 and B.6 of Form 8-K, the information in this report, including exhibits, is furnished pursuant to Items 9 and 12 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.

Date: November 10, 2003	By: /s/ Steven Hankins___
Name: Steven Hankins___
Title: Executive Vice President and
Chief Financial Officer

Tyson Foods, Inc.
Current Report On Form 8-K
Dated November 10, 2003

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated November 10, 2003.

EXHIBIT 99.1

November 10, 2003

Media Contact: Ed Nicholson, 479-290-4591
Investor Contact: Louis Gottsponer, 479-290-4826

TYSON REPORTS FISCAL FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

Springdale, Arkansas-November 10, 2003 - Tyson Foods, Inc. (NYSE: TSN), today reported $0.42 diluted earnings per share for the fourth fiscal quarter ended September 27, 2003, compared to $0.24 diluted earnings per share in the same quarter last year.  Fourth quarter 2003 sales were $6.6 billion compared to $5.8 billion for the same period last year.  Operating income for the fourth quarter of fiscal 2003 was $308 million compared to $188 million and earnings were $147 million compared to $84 million for the same period last year.

Pretax earnings for the fiscal 2002 fourth quarter include charges of $27 million or $0.05 per diluted share related to the discontinuation of the Thomas E. Wilson brand and $26 million or $.05 per diluted share related to the restructuring of the Company's live swine operations.  These charges were partially offset by a $22 million gain or $0.04 per diluted share resulting from the sale of the Specialty Brands, Inc. subsidiary.  The combined effect for the fiscal 2002 fourth quarter decreased diluted earnings per share by $0.06.

Diluted earnings per share for the 12 months of fiscal 2003 were $0.96 compared to $1.08 last fiscal year.  Sales for the 12 months of fiscal 2003 were $24.5 billion compared to $23.4 billion last year.  Operating income for the 12 months of fiscal 2003 was $837 million compared to $887 million and earnings were $337 million compared to $383 million for the same period last year.

Pretax earnings for the 12 months of fiscal 2003 include $167 million, or $0.31 per diluted share, received in connection with vitamin antitrust litigation, which were partially offset by $76 million of costs, or $0.14 per diluted share, related to the costs to close poultry operations and $10 million of charges, or $0.02 per diluted share, related to the impairment of an equity interest in a live swine operation.  The combined effect increased diluted earnings per share by $0.15.

Pretax earnings for the 12 months of fiscal 2002 include charges of $27 million or $0.05 per diluted share related to the discontinuation of the Thomas E. Wilson brand and $26 million or $0.05 per diluted share related to the restructuring of the Company's live swine operations.  These charges were partially offset by $30 million, or $0.05 per diluted share received in connection with the vitamin antitrust litigation and a $22 million gain or $0.04 per diluted share resulting from the sale of the Specialty Brands, Inc. subsidiary.  The combined effect for the 12 months of fiscal 2002 decreased diluted earnings per share by $0.01.

John Tyson, chairman and CEO, said, "We continue to make adjustments to our business to better position us for the future.  I am pleased with the progress we've made.  We achieved our synergy target and reduced our debt-to-capital ratio to just below 48%, well below our target of 50%.  We completed the organizational alignment required to expand our customer account team strategy  - offering a single point of contact, delivering all of Tyson Foods' products and support.  We invested over $100 million to support our branding efforts and promote the Tyson brand for chicken, beef and pork.

"In fiscal 2003 we embarked on an aggressive goal to increase the percentage of sales from value-added products from 35 percent to 50 percent within five years," Tyson added.  "During the year we successfully introduced and gained share in new products across all channels, including Tyson branded consumer products in the raw and fully-cooked bacon, self-serve deli meats, luncheon meats, dinner meats, canned broths and bullions categories."

At this time, the Company expects fiscal 2004 diluted earnings per share in the range of $0.90 to $1.20.

TYSON FOODS, INC.
News Release
November 10, 2003

Fourth Quarter Segment Review (In millions)
	Sales by Segment		Operating Income by Segment		Operating Margin by Segment
	Three Months Ended		Three Months Ended		Three Months Ended
	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002
Beef	$3,283	$2,642	$189	$94	5.8%	3.6%
Chicken	1,927	1,794	53	71	2.8%	4.0%
Pork	648	565	19	(23)	2.9%	(4.1%)
Prepared Foods	702	738	11	39	1.6%	5.3%
Other	12	22	36	7	N/A	N/A
Total	$6,572	$5,761	$308	$188	4.7%	3.3%

Beef segment fourth quarter sales increased $641 million or 24.2% from the same period last year, with a 22.5% increase in average sales prices and a 1.4% increase in volume.  Case-ready beef sales were $263 million and increased 33.3%, domestic fresh meat beef sales increased 22.1% and international beef sales increased 29.1%.  Beef segment operating income increased $95 million.  The beef segment sales and operating income increases were primarily due to the combination of strong demand against decreased supplies of domestic beef caused in part by the U.S. ban on Canadian beef.  However, these increases were partially offset by an increase in live cattle prices.

Chicken segment fourth quarter sales increased $133 million or 7.4% from the same period last year, with a 2.3% increase in average sales prices and a 5.0% increase in volume.  Foodservice chicken sales dollars increased 4.1%, retail chicken sales dollars increased 7.1%, and international chicken sales increased 16.4%.  Chicken segment operating income decreased $18 million from the same period last year primarily due to increased grain costs and plant closing costs.

Pork segment fourth quarter sales increased $83 million or 14.5% from the same period last year, with a 19.6% increase in average sales prices and a 4.2% decrease in volume.  Case-ready pork sales were $63 million and increased 58.3%, domestic fresh meat pork sales increased 10.7%, international pork sales increased 54.1% and live swine sales decreased 58.7%.  Pork segment operating income increased $42 million.  Excluding the fourth quarter 2002 live swine restructuring charge of $26 million, operating income increased $16 million.  The increase was due to higher average sales prices and improved case-ready performance, partially offset by an increase in live hog prices.  Also, operating income was positively affected by the prior year restructuring of the live swine operation.

Prepared foods segment fourth quarter sales decreased $36 million or 4.9% from the same period last year with a 3.2% decrease in average sales prices and a 1.7% decrease in volume.  Excluding prior year Specialty Brands sales of $65 million, segment sales increased $29 million and volume increased 7.3%.  Segment operating income decreased $28 million from the same period last year. Excluding the prior year Thomas E. Wilson brand write-down of $27 million, operating income declined $55 million.  This decline resulted primarily from the current period increases in raw material prices, lower average selling prices, increased costs related to the introduction of several new products and the strike at the Jefferson facility.

TYSON FOODS, INC.
News Release
November 10, 2003

Twelve Months Segment Review (In millions)
	Sales by Segment		Operating Income by Segment		Operating Margin by Segment
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002
Beef	$11,935	$10,488	$320	$220	2.7%	2.1%
Chicken	7,427	7,222	158	428	2.1%	5.9%
Pork	2,470	2,503	75	25	3.0%	1.0%
Prepared Foods	2,662	3,072	57	158	2.1%	5.2%
Other	55	82	227	56	N/A	N/A
Total	$24,549	$23,367	$837	$887	3.4%	3.8%

Beef segment 12 months sales increased $1.4 billion or 13.8% from the same period last year, with a 13.2% increase in average sales prices and a slight increase in volume.  Case-ready beef sales were $957 million and increased 20.4%, domestic fresh meat beef sales increased 11.8% and international beef sales increased 19.4%.  Beef segment operating income increased $100 million.  The beef segment sales and operating income increases were caused by strong demand during the second half of fiscal 2003.  However these increases were partially offset by an increase in live cattle prices.

Chicken segment 12 months sales increased $205 million or 2.8% from the same period last year, with a slight decrease in average sales prices and a 3.3% increase in volume.  Foodservice chicken sales dollars increased 4.2%, retail chicken sales dollars increased 2.3% and international chicken sales dollars decreased 3.6%.  Chicken segment operating income decreased $270 million from the same period last year primarily due to increased grain costs and plant closing costs.

Pork segment 12 months sales decreased $33 million or 1.3% from the same period last year, with a 2.9% increase in average sales prices and a 4.1% decrease in volume.  Case-ready pork sales were $221 million and increased 52.3%, domestic fresh meat pork sales decreased 3.5%, international pork sales increased 2.8% and live swine sales decreased 42.6%.  Pork segment operating income increased $50 million.  Excluding the fourth quarter 2002 live swine restructuring charge of $26 million, operating income increased $24 million.  The decline in sales is primarily due to declines in live swine sales and lower average selling prices for our finished product.  Operating income was positively affected by the prior year restructuring of the live swine operation, partially offset by higher live hog prices.

Prepared foods 12 months sales decreased $410 million or 13.4% from the same period last year, with a 5.9% decrease in average sales prices and an 8.0% decrease in volume.  Excluding prior year Specialty Brands sales of $244 million, segment sales declined $166 million and volume slightly.  Segment operating income decreased $101 million from the same period last year.  Excluding the prior year Thomas E. Wilson brand write-down of $27 million, operating income declined $128 million.  This decline results primarily from the increases during the year in raw material prices, lower average selling prices, increased costs related to the introduction of several new products this year and temporary operating inefficiencies at certain plants.

Other segment operating income increased $171 million primarily due to settlements received in connection with the vitamin antitrust litigation.  Current year results include $167 million as compared to $30 million received in fiscal 2002.

TYSON FOODS, INC.
News Release
November 10, 2003

Tyson Foods operates in five business segments: Beef, Chicken, Pork, Prepared Foods and Other. The Company measures segment profit as operating income.

The Beef segment is primarily involved in the processing of live fed cattle and fabrication of dressed beef carcasses into primal and sub-primal meat cuts and case-ready products. It also involves deriving value from allied products such as hides and variety meats for sale to further processors and others. The Beef segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. Allied products are also marketed to manufacturers of pharmaceuticals and technical products.

The Chicken segment is primarily involved in the processing of live chickens into fresh, frozen and value-added chicken products sold through domestic food service, domestic food retailers, wholesale club markets that service small foodservice operations, small businesses and individuals: as well as specialty and commodity distributors who deliver to restaurants, schools and international markets throughout the world. The Chicken segment also includes sales from allied products and the chicken breeding stock subsidiary.

The Pork segment is primarily involved in the processing of live market hogs and fabrication of pork carcasses into primal and sub-primal cuts and case-ready products.  This segment also represents the Company's live swine group and related allied product processing activities. The Pork segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. It also sells allied products to pharmaceutical and technical products manufacturers, as well as live swine to pork processors.

Prepared Foods segment includes the Company's operations that manufacture and market frozen and refrigerated food products.  Products include pepperoni, beef and pork toppings, pizza crusts, flour and corn tortilla products, appetizers, hors d'oeuvres, desserts, prepared meals, ethnic foods, soups, sauces, side dishes, specialty pasta and meat dishes as well as branded and processed meats.  The Prepared Foods segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains.

The Other segment includes the logistics group and other corporate activities not identified with specific protein groups.

For the three and 12 months ended September 27, 2003, this segment also includes proceeds of $3 million and $167 million respectively, received from the partial settlement related to vitamin antitrust litigation, as compared to $30 million included in the 12 months ended September 28, 2002.

TYSON FOODS, INC.
News Release
November 10, 2003

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 27,	September 28,	September 27,	September 28,
	2003	2002	2003	2002

Sales	$6,572	$5,761	$24,549	$23,367
Cost of Sales	6,046	5,315	22,805	21,550
	526	446	1,744	1,817
Selling, General and Administrative	208	205	831	877
Other Charges	10	53	76	53

Operating Income	308	188	837	887
Other Expense (Income):
Interest	77	74	296	305
Other	3	(15)	18	(11)

Income Before Income Taxes	228	129	523	593

Provision for Income Taxes	81	45	186	210

Net Income	$147	$84	$337	$383

Weighted Average Shares Outstanding:
Basic	344	348	346	348
Diluted	353	354	352	355

Earnings Per Share:
Basic	$0.43	$0.24	$0.98	$1.10
Diluted	$0.42	$0.24	$0.96	$1.08

Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.160	$0.160
Class B	$0.036	$0.036	$0.144	$0.144

Sales Growth	14.1%	14.8%	5.1%	121.2%

Margins: (Percent of Sales)
Gross Profit	8.0%	7.7%	7.1%	7.8%

Operating Income	4.7%	3.3%	3.4%	3.8%

Net Income	2.2%	1.5%	1.4%	1.6%

Effective Tax Rate	35.4%	35.1%	35.5%	35.5%

TYSON FOODS, INC.
News Release
November 10, 2003

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions, except per share data)

	(Unaudited)
	September 27, 2003	September 28, 2002
Assets
Current Assets:
Cash and cash equivalents	$25	$51
Accounts receivable, net	1,280	1,101
Inventories	1,994	1,885
Other current assets	72	107
Total Current Assets	3,371	3,144
Net Property, Plant and Equipment	4,039	4,038
Goodwill	2,652	2,633
Other Assets	424	557
Total Assets	$10,486	$10,372

Liabilities and Shareholders' Equity
Current Liabilities:
Current debt	$490	$254
Trade accounts payable	838	755
Other current liabilities	1,147	1,084
Total Current Liabilities	2,475	2,093
Long-Term Debt	3,114	3,733
Deferred Income Taxes	722	643
Other Liabilities	221	241
Shareholders' Equity	3,954	3,662
Total Liabilities and Shareholders' Equity	$10,486	$10,372

TYSON FOODS, INC.
News Release
November 10, 2003

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
For the Periods Ended
(In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 27,	September 28,	September 27,	September 28,
	2003	2002	2003	2002
Cash Flows From Operating Activities:
Net income	$147	$84	$337	$383
Depreciation and amortization	120	111	458	467
Plant closing-related charges	(12)	-	22	-
Write-down of intangible asset	-	27	-	27
Gain on sale of subsidiary	-	(22)	-	(22)
Deferred income taxes and other	82	(26)	130	38
Net changes in working capital	64	61	(127)	281

Cash Provided by Operating Activities	401	235	820	1,174

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(73)	(67)	(402)	(433)
Proceeds from sale of assets	7	6	30	14
Proceeds from sale of subsidiary	-	131	-	131
Acquisitions of property, plant and equipment	-	-	-	(73)
Net change in investment in commercial paper	4	-	4	94
Net changes in other assets and liabilities	-	(7)	7	(61)

Cash Used for Investing Activities	(62)	63	(361)	(328)

Cash Flows From Financing Activities:
Net change in debt	(390)	(268)	(387)	(789)
Purchases of treasury shares	(9)	(4)	(41)	(19)
Dividends and other	(11)	(15)	(54)	(58)

Cash Provided by (Used for) Financing Activities	(410)	(287)	(482)	(866)

Effect of Exchange Rate Change on Cash	(4)	(8)	(3)	1

Increase (Decrease) in Cash and Cash Equivalents	(75)	3	(26)	(19)

Cash and Cash Equivalents at Beginning of Period	100	48	51	70

Cash and Cash Equivalents at End of Period	$25	$51	$25	$51

TYSON FOODS, INC.
News Release
November 10, 2003

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world's largest processor and marketer of chicken, beef and pork and the second largest food company in the Fortune 500. Tyson Foods produces a wide variety of brand name protein-based and prepared food products marketed in the United States and more than 80 countries around the world. Tyson Foods is the recognized market leader in the retail and foodservice markets it serves. The Company has approximately 120,000 team members and 300 facilities and offices in 27 states and 22 countries.

A conference call to discuss the Company's financial results will be held at 10 a.m. Central (11 a.m. Eastern) today. To listen live via telephone, call 888-455-9639. The pass code is "Tyson Foods." International callers dial 773-756-4629. The call also will be webcast live on the Internet at www.tysonfoodsinc.com/IR/publications/confcall.asp. The webcast will be available for replay within two hours of the conclusion of the call. A telephone replay will be available from noon today through 11:59 p.m. Central on December 10 at 800-510-9727. International callers dial 402-998-0111. A spreadsheet of the tables in this release will soon be available at www.tysonfoodsinc.com/IR/newsinfo/xls/q403.xls.

Forward-Looking Statements

Certain statements contained in this communication are "forward-looking statements" such as statements relating to expected earnings.  These forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Among the factors that may cause actual results to differ materially from those expressed in, or implied by, the statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) changes in the availability and relative costs of labor and contract growers; (iii) operating efficiencies of facilities; (iv) market conditions for finished products, including the supply and pricing of alternative proteins; (v) effectiveness of advertising and marketing programs; (vi) the ability of the Company to make effective acquisitions and successfully integrate newly acquired businesses into existing operations; (vii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (viii) risks associated with effectively evaluating derivatives and hedging activities; (ix) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (x) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (xi) adverse results from ongoing litigation; (xii) access to foreign markets together with foreign economic conditions, including currency fluctuations; and (xiii) the effect of, or changes in, general economic conditions. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Tyson undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial information, such as this news release, as well as other historical data and current Company information can be accessed from the Company's web site at www.tysonfoodsinc.com.